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                                                                    EXHIBIT 3.3


                             ARTICLES OF AMENDMENT

                                       OF

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                               WEEKS CORPORATION

                                       I.

     The name of the corporation is Weeks Corporation (the "Corporation").

                                      II.

     The amendment (the "Amendment") is to delete subparagraph (vi)(A) of
Section 2.2.1 in its entirety and replace it with the following:

     "(A) OPTIONAL REDEMPTION. On and after October 10, 2002, the Corporation may, at its option, redeem at any time all or, from time to time, any part of the Series A Preferred Stock at a price per share (the "Redemption Price"), payable in cash, of $25.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"), without interest, to the full extent the Company has funds legally available therefor. The Series A Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions."

                                      III.

     This Amendment was adopted by the Board of Directors on October 6, 1997.

                                      IV.

     This Amendment was duly adopted by the Board of Directors without shareholder approval, as such approval was not required.
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     IN WITNESS WHEREOF, Weeks Corporation has caused these Articles of
Amendment to be executed and sealed by its duly authorized officers this 7th day of October, 1997.

                                       WEEKS CORPORATION


                                       By: /s/ A. R. Weeks, Jr.
                                          ----------------------
                                          A. R. Weeks, Jr.
                                          Chairman and Chief Executive Officer

[CORPORATE SEAL]


Attest:

By: /s/ Elizabeth C. Belden
   ------------------------
Name:  Elizabeth C. Belden
Title: Vice President and Secretary

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